ESG INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1. Purpose and Scope

2. Fair Dealing

3. Compliance with Laws, Rules and Regulations

4. Conflicts of Interest

5. Payments and Gifts

6. Records Retention

7. Records of Conflicts of Interest

8. Corporate Opportunities

9. Confidentiality

10. Protection and Proper Use of Company Assets

11. Health and Safety

12. Change in or Waiver of the Code

13. Accounting and Financial Reporting Concerns

14. Compliance with this Code and Reporting of Any Illegal or Unethical Behavior

15. Terms Used in this Code 16. No Rights Created

1. Purpose and Scope

It is the policy of ESG Inc. and its subsidiaries (collectively, the “Company”) that all of its officers and directors and future employees, if any, maintain the highest level of integrity in their dealings on behalf of the Company, in their dealings with the Company, and in all matters affecting the Company’s relationships with its banks, security holders and others with whom the Company does business. The Company believes the high level of integrity with which it conducts its affairs will be a major factor in the Company’s success. As of the date of adoption of this Code of Business Conduct and Ethics (the “Code”), the Code will be effective.

This Code sets forth basic principles of conduct and ethics to guide all employees, officers and directors. No code of business conduct and ethics can, however, effectively substitute for the thoughtful behavior of an ethical employee, officer or director. This Code is presented to serve as a guide for general decision making in a variety of circumstances that might be encountered in conducting the Company’s business. Its purpose is to:

•	Promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Promote avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	Promote compliance with applicable governmental laws, rules and regulations;

•	Promote the prompt internal reporting to an appropriate person or committee of violations of this Code;

•	Promote accountability for adherence to this Code;

•	Provide guidance to employees, officers and directors to help them recognize and deal with ethical issues;

•	Provide mechanisms to report unethical conduct; and

•	Help foster the Company’s long standing culture of honesty and accountability.

The Company will expect all its employees, officers and directors to comply at all times with the principles in this Code. Violations of this Code by an employee, officer or director are grounds for disciplinary action up to and including immediate termination of employment and possible legal prosecution.

2. Fair Dealing

Each employee, officer and director should endeavor at all times to deal fairly with the Company’s customers, lenders, service providers, competitors and other third parties. While we expect our employees to try hard to advance the interests of the Company, we expect them to do so in a manner that is consistent with the highest standards of integrity and ethical dealing. No employee, officer or director is to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

3. Compliance with Laws, Rules and Regulations

Employees, officers and directors are expected to comply at all times with all applicable governmental, state and local laws, rules and regulations, including any rules promulgated by any securities exchange or securities quotation system on which the Company’s shares are listed or quoted.

Employees, officers and directors are required to comply with all policies applicable to them that are adopted by the Company from time to time.

Employees, officers and directors must cooperate fully with those individuals responsible for preparing reports, including reports to be filed with the Securities and Exchange Commission, and all other materials that are made available to the investing public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

Any violation of applicable laws, rules and regulations by any employee, officer or director should be reported to the Company. Employees, officers and directors should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation or regarding any contemplated course of action.

4. Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole. Conflict situations include: Action or Inaction: When an employee, officer or director, or a member of his or her family, will benefit personally from something the employee, officer or director does or fails to do that is not in the best interests of the Company.

Objectivity: When an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.

Personal Benefits: When an employee, officer or director, or a member of his or her family, receives personal benefits from somebody other than the Company as a result of his or her position in the Company which are not generally available to all of the Company’s employees, or at least to all employees in the same area of work or the same geographic area. Loans to, or guarantees of obligations of, employees, officers or directors by persons with whom the Company does business are of special concern.

Competing Activities: When an employee, officer or director engages in any activity that is competitive with the business activities and operations conducted from time to time by the Company.

Specific Situations: The following rules apply to specific situations that involve, or may involve, conflicts of interest, unless approved in advance by a majority of the directors not having an interest in the transaction:

•	Transactions with the Company: No (a) employee, officer or director, (b) member of the immediate family (defined below in paragraph 5) of any employee, officer or director, (c) entity in which an employee, officer or director has an economic interest of more than 5% or a controlling interest or (d) affiliate of any of the foregoing may (i) enter into any transaction with the Company or any of its subsidiaries involving the acquisition or sale of any of the Company’s or any of its subsidiaries’ assets or other property; (ii) enter into any transaction involving a loan to or from the Company or any of its subsidiaries; or (iii) enter into any other transaction with the Company or any of its subsidiaries.

•	Confidential Information and Trade Secrets: During the period of an employee’s, officer’s or director’s employment or affiliation with the Company and at all times subsequent thereto, the current or former employee, officer or director will refrain from publishing or disclosing, or authorizing anyone else to publish or disclose, any confidential information or trade secrets relating to the business of the Company or any of its subsidiaries or affiliates obtained by the employee, officer or director while employed by or associated with the Company. All records, papers and documents kept or made by an employee, officer or director relating to the business of the Company or any of its subsidiaries or affiliates shall be and remain the property of the Company and, at the request of the Company, shall be surrendered to the Company upon termination of the employee’s, officer’s or director’s employment or affiliation.

•	Other Business Activities: No full time employee will engage in any part time employment, business consulting arrangements or other business activities which could interfere with the employee’s duties and obligations to the Company without written approval from the chief financial officer or chief legal officer of the Company.

•	Competing Activities: Subject to the terms of the Company’s Investment Guidelines and Conflicts of Interests Policies, if applicable, no employee, officer or director will engage in any activity that is competitive with the business activities and operations conducted from time to time by the Company.

•	Transactions with Family Members: Where a member of the immediate family (parents, mothers or fathers in law, spouses, children, sons or daughters in law, brothers or sisters in law, siblings or anyone living in the same household) of any employee, officer or director is involved in a transaction with the Company, all payments, commissions, fees, or other remuneration to such family member must be disclosed to and approved in advance by the chief financial officer or chief legal officer of the Company.

•	Exchange of Benefits: No employee, officer or director may solicit or accept any money, gift, favor, service, or other tangible or intangible benefit or service from any employee of the Company or any subcontractor, vendor or other person with which the Company does business, even if it is otherwise permitted by this Code, in exchange for anything involving the performance of the person’s responsibilities on behalf of the Company, or under circumstances that might impair the employee’s, officer’s or director’s independent judgment as to what is in the best interests of the Company.

•	Avoidance: Employees, officers and directors must do everything they reasonably can to avoid conflicts of interest or actions or relationships that give the appearance of conflicts of interest. Reporting: If a situation that creates a conflict of interest or the appearance of a conflict of interest arises, the person involved must promptly report it (1) if the person involved is a director or an executive officer of the Company, to the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating and Corporate Governance Committee”) and (2) if the person involved is someone other than a director or an executive officer of the Company, to the chief financial officer or chief legal officer of the Company. If a director, officer or employee becomes aware of a situation that he or she believes involves a conflict of interest involving another director, officer or employee, the person who becomes aware of the situation must promptly report it to (a) the chief financial officer of the Company, (b) the chief legal officer of the Company, or (c) the head of the division within which the particular employee or officer works. Any report of a situation that is made to the chief financial officer or chief legal officer of the Company or to the head of a division will be passed on to the Nominating and Corporate Governance Committee or to the chief financial officer or chief legal officer of the Company, as applicable. When there is any question of whether a conflict of interest is present and should be disclosed, all employees, officers and directors should resolve any doubt in favor of full disclosure.

•	Exceptions: The Company recognizes that the foregoing procedures may not give due respect to the specifics of a particular situation. In the event a situation arises in which an employee, officer or director believes the foregoing procedures should not be applied, the employee, officer or director should seek the advice, in writing, of the chief financial officer or chief legal officer of the Company.

•	Remedial Actions: In any instance in which an employee, officer or director becomes involved in a situation that involves a conflict or interest, or an appearance of one, he or she must work with the Nominating and Corporate Governance Committee or the chief financial officer or chief legal officer of the Company, as applicable, to devise an arrangement by which (1) that committee (or its designee) will monitor the situation which creates, or gives the appearance of creating, a conflict of interest, (2) the employee, officer or director who has a conflict of interest will, to the fullest extent possible, be kept out of any decisions that might be affected by the conflict of interest, (3) it is ensured that the employee, officer or director who has a conflict of interest will not profit personally from the situation that causes the conflict of interest and (4) every reasonable effort will be made to eliminate the conflict of interest as promptly as possible.

5. Payments and Gifts

Employees, officers and directors who deal with the Company’s customers, lenders, service providers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. No gift or entertainment should ever be offered, given, provided or accepted by any employee, officer or director in connection with the Company’s business unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe, payoff or kickback and (5) does not violate any laws or regulations.

6. Records Retention

Employees, officers and directors shall honestly and accurately report all business transactions. The Company expects each employee, officer and director to maintain the Company’s books, accounts and financial statements in reasonable detail, and to appropriately reflect the Company’s transactions in conformity with applicable legal requirements and the Company’s system of internal controls.

7. Records of Conflicts of Interest

The chief legal officer of the Company shall keep written records of all findings and matters brought before him, the chief financial officer or the Nominating and Corporate Governance Committee regarding conflicts of interest.

8. Corporate Opportunities

No employee, officer or director will:

•	take for himself or herself personally any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of corporate property, information or position;

•	make it possible for somebody other than the Company to take advantage of an opportunity in any of the Company’s areas of business of which the employee, officer or director becomes aware in the course of his or her activities on behalf of the Company, unless the Company has expressly decided not to attempt to take advantage of the opportunity;

•	otherwise use corporate property, information, or position for personal gain; or

•	compete with the Company generally or with regard to specific transactions or opportunities.

Employees, officers and directors owe a duty to the Company to advance the Company’s legitimate interests whenever the opportunity to do so arises.

9. Confidentiality

Employees, officers and directors must maintain the confidentiality of all information entrusted to them by the Company or its customers that is treated by the Company or its customers as confidential, except when disclosure is authorized by the Company or is legally mandated. Confidential information includes all information that may be of use to the Company’s competitors, or that could be harmful to the Company or its customers, if disclosed. Employees, officers and directors must comply with all confidentiality policies adopted by the Company from time to time and with confidentiality provisions in agreements to which they or the Company are parties.

10. Protection and Proper Use of Company Assets

Employees, officers and directors must take all reasonable actions in their power to protect the Company’s assets and ensure their efficient use by the Company. Employees, officers and directors will use the Company’s assets only for the Company’s legitimate business purposes.

11. Health and Safety

The Company strives to provide employees, officers and directors with a safe and healthy work environment. The Company complies with all applicable laws and regulations relating to safety and health in the workplace. Each employee, officer and director has a responsibility for maintaining a safe and healthy workplace for all other employees, officers and directors by consulting and complying with all Company rules regarding workplace conduct and safety, and reporting accidents, injuries and unsafe equipment, practices and conditions to the chief financial officer or chief legal officer of the Company.

12. Change in or Waiver of the Code

Any waiver of any provision of this Code must be approved:

•	With regard to any executive officer or director, by the Board of Directors (but without the involvement of any director who will be personally affected by the waiver) or by a committee consisting entirely of directors, none of whom will be personally affected by the waiver. Any waivers of this Code for executive officers or directors must be promptly disclosed to the Company’s shareholders as required by applicable law.

•	With regard to any other officer or employee, by the chief financial officer or chief legal officer of the Company, but only upon such employee making full disclosure in advance of the transaction in question.

•	No waiver of any provision of this Code with regard to an officer or director will be effective until that waiver has been reported to the person responsible for the preparation and filing of the Company’s reports on Form 8 K (or any successor to that form) in sufficient detail to enable that person to prepare a report on Form 8 K containing any required disclosure with regard to the waiver.

•	The Company will disclose any change in this Code or any waiver of this Code in a filing with the Securities and Exchange Commission, or in another manner that complies with applicable Securities and Exchange Commission rules, and the Company will make any other disclosures of changes in, or waivers of, this Code, that are required by law or by the rules of any securities exchange or securities quotation system on which the Company’s securities are listed or quoted.

This Code may be amended or modified at any time by the Board of Directors.

13. Accounting and Financial Reporting Concerns

The Company seeks to comply with all applicable financial reporting and accounting regulations applicable to the Company. Employees, officers or directors who have concerns or complaints regarding questionable accounting or auditing matters or procedures involving the Company are encouraged to submit those concerns to the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially. These submissions may be directed to the attention of the chairman of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive office of the Company.

14. Compliance with this Code and Reporting of Any Illegal or Unethical Behavior

Employees, officers and directors must report promptly any violations of this Code of which they become aware (including any violations of the requirement of compliance with law) to the person to whom conflicts of interest involving the person who violated this Code would be reported as described under “Conflicts of Interest - Reporting.” In addition, any violation of this Code shall be reported to the Nominating and Corporate Governance Committee. Failure to report a violation can lead to disciplinary action against the person who failed to report the violation which may be as severe as the disciplinary action against the person who committed the violation.

The identity of the employee who reports a possible violation of this Code by another employee will be kept confidential, except to the extent the employee who reports the possible violation consents to be identified or the identification of that employee is required by law. Possible violations of this Code may be reported orally or in writing and may be reported anonymously.

The Company will not allow retaliation for reports of possible violations of this Code made in good faith.

15. Terms Used in this Code

Any reference in this Code to the Company or to an employee of the Company is to ESG Inc. and all of its subsidiaries or to an employee employed by ESG Inc. or any of its subsidiaries.

Any reference in this Code to an officer or director of the Company is to an officer or director of ESG Inc. It does not refer to a person who is an officer or director of a subsidiary unless the person is regularly involved in setting policy for ESG Inc. and its subsidiaries and, therefore, in fact functions as an officer or director of ESG Inc. For the purposes of this Code, a person who is employed by the Company and serves as an officer or director of a subsidiary will be treated as an employee, but not an officer or director, of the Company.

16. No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. It is not intended to and does not constitute an employment contract or an assurance of continued employment or create any rights in any employee, officer, director, client, supplier, competitor, shareholder or any other person or entity.